Exhibit 99.1

News Release

Contacts:	Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
	Investors –	Albert E. Ferrara, Jr., Senior Vice President, Corporate Strategy and
Investor Relations (513) 425-2888

AK Steel Successfully Completes Securities Offerings

WEST CHESTER, OH, November 20, 2012 — AK Steel Holding Corporation (NYSE: AKS) (“AK Steel”) said today it has successfully completed securities offerings of $588 million before underwriting fees and other expenses. The offerings included $350 million of 8.750% senior secured notes due 2018 and $150 million of 5.00% exchangeable senior notes due 2019, each of which were issued by AK Steel Corporation, as well as 22 million shares of AK Steel common stock with an aggregate value of $88 million.

“These offerings are part of our broad-based strategy at AK Steel to strengthen the company and build value for our shareholders,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “The offerings fortify AK Steel’s balance sheet and enhance the company’s liquidity and financial flexibility.” He noted that AK Steel’s liquidity improved significantly as a result of the offerings, nearly doubling to approximately $1.2 billion.

Mr. Wainscott indicated that AK Steel will use the proceeds from the offerings to repay borrowings under its asset-backed revolving credit facility and for general corporate purposes. He added that the offerings will help AK Steel: grow in its core value-added markets where the company is a major player; support the company’s raw materials strategic investments to bolster long-term competitiveness; and, optimize capital investments and working capital utilization. The securities offerings were launched on November 13, 2012, and completed on November 20, 2012.

Additional Information

The senior secured notes were not registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any other jurisdiction. As a result, they may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The senior secured notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States under Regulation S under the Securities Act.

AK Steel

AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.

AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, controls and is developing metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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